October 2015 Pricing Sheet dated October 28, 2015 relating to Final Pricing Supplement No. 503 dated August 28, 2015 to Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Lookback Entry Participation Securities Based on the Value of the Dow Jones Industrial AverageSM due January 31, 2019

Principal at Risk Securities

PRICING TERMS- OCTOBER 28, 2015
Issuer:		Morgan Stanley
Issue price:		$10 per security (see “Commissions and issue price” below)
Stated principal amount:		$10 per security
Pricing date:		August 28, 2015
Original issue date:		September 2, 2015 (3 business days after the pricing date)
Maturity date:		January 31, 2019
Aggregate principal amount:		$5,562,500
Interest:		None
Underlying index:		Dow Jones Industrial AverageSM (the “index”)
Payment at maturity (per security):

•     If the final index value is greater than the initial index value,

$10 + ($10 × index percent increase)

There is no maximum payment at maturity on the securities.

•     If the final index value is less than or equal to the initial index value,

$10 × index performance factor

If the final index value has decreased from the initial index value, the payment at maturity will be less than the stated principal amount and could be zero.

Index performance factor:		final index value / initial index value
Initial index value:		16,001.89, which was the index closing value on September 28, 2015. This value was the lowest index closing value during the initial observation period.
Final index value:		The closing value of the index on the valuation date
Index percent increase:		(final index value – initial index value) / initial index value
Initial observation period:		Each index business day on which there is no market disruption event with respect to the index from and including the pricing date to and including October 28, 2015.
Valuation date:		January 28, 2019, subject to postponement for non-index business days and certain market disruption events
Maximum payment at maturity:		None
Minimum payment at maturity:		None
CUSIP:		61765R206
ISIN:		US61765R2067
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying final pricing supplement.
Estimated value on the pricing date:		$9.624 per security. See “Investment Overview” in the accompanying final pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10	$0.25(1)	$9.70
$0.05(2)
Total	$5,562,500	$166,875	$5,395,625
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each security they sell. For additional information, see “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying final pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

(3)	See “Description of the Securities—Use of proceeds and hedging” in the accompanying final pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the final pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Final Pricing Supplement No. 503 dated August 28, 2015     Prospectus Supplement dated November 19, 2014

Index Supplement dated November 19, 2014    Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.